Exhibit 99.1
Intersect ENT Reports Third Quarter 2020 Financial Results
MENLO PARK, Calif. — November 2, 2020 — Intersect ENT, Inc. (Nasdaq: XENT), a company transforming care for patients with ear, nose and throat (“ENT”) conditions, today reported financial results for the third quarter ended September 30, 2020.
Third Quarter 2020 Overview
•Revenue of $22.7 million in the third quarter of 2020, compared to $24.1 million in the third quarter of 2019
•Strong sales trend reinforces confidence in fourth quarter 2020 sequential revenue growth
•Cash, Cash Equivalents and Short-term Investments of $130.7 million
Total revenue was $22.7 million for the third quarter of 2020 compared to $24.1 million for the same period of 2019. This year-on-year decrease was attributable to hospitals reducing elective surgical procedures, and patients limiting ENT office visits, as a result of the ongoing COVID-19 pandemic. Revenue for the PROPEL® family of products for the quarter was $21.1 million. Third quarter revenue for SINUVA® was $1.7 million, the product’s highest quarterly achievement, up 53% versus the same period a year ago.
“We are encouraged that our PROPEL implants are gaining momentum and recapturing procedure volume following the downturn in elective sinus procedures due to COVID-19. Of particular note is the increased use of PROPEL in the office setting, something we intend to build upon,” said Thomas A. West, President and CEO of Intersect ENT. “Over the last few months, we achieved other notable milestones in our recovery including the acquisition of Fiagon AG Medical Technologies and an agreement with AllianceRx Walgreens Prime for the national specialty pharmacy distribution of SINUVA. Furthermore, a record revenue quarter for SINUVA, combined with the addition of Fiagon and our solid financial position, has us well-positioned to deliver shareholder value.”
Gross profit for the third quarter of 2020 was $14.9 million and gross margin was 65%, compared to gross profit of $19.2 million and gross margin of 80% for the same period of 2019, and up substantially from 25% in the second quarter of 2020. The Company expects gross margin to steadily improve as we continue to ramp production volumes in the remainder of 2020 as, and to the extent, volume and production return to normal.
Operating expenses for the third quarter of 2020 were $26.3 million, compared to $32.6 million in the same period of 2019, reflecting the Company’s cost reduction actions to curtail spending given the uncertainties of the COVID-19 pandemic. R&D expenses decreased to $4.6 million from $6.1 million for the same period of 2019 as the Company delayed starting certain clinical efforts until late 2020 or early 2021. SG&A expenses decreased to $21.7 million from $26.4 million for the same period of 2019.

Net loss for the third quarter of 2020 was $11.5 million, or $0.35 per share, compared to $12.8 million, or $0.41 per share, in the same period of 2019. Adjusted net loss for the third quarter of 2020 was $11.0 million, or $0.34 per share. Adjusted net loss excludes a $1.0 million gain on embedded derivatives and $1.5 million in transaction costs associated with the Fiagon acquisition. There were no adjustments in the same period of 2019.
The balance of cash, cash equivalents and short-term investments as of September 30, 2020 was $130.7 million, compared to $90.6 million at the start of the year. The Company has significantly reduced its costs consistent with its previously announced cash savings target of $40.0 million for the full year of 2020, and it expects to improve its operating cash burn rate as a result of its cost reduction efforts and higher than anticipated revenues in 2020.

Outlook
As previously announced, due to the continued uncertainties resulting from the impact of COVID-19, Intersect ENT withdrew its annual guidance for 2020. Based on third quarter elective procedure volumes and referral trends, the Company expects fourth quarter 2020 revenue to be 85% to 90% of fourth quarter 2019 revenues and to grow revenues in 2021 relative to 2019. The Company believes it will return to a gross margin run-rate in the low-70% range by year end 2020. As a result of the Company’s cost reduction initiatives, higher sequential revenue growth, and capital raise of $65.0 million announced in May, the Company continues to believe it has adequate capital to operate effectively through 2022.
Non-GAAP Measures vs. GAAP Financial Measures
This release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release. These non-GAAP financial measures differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP.
The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures are useful to investors as they reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Webcast and Conference Call Information
Intersect ENT will host a conference call at 8:30 a.m. ET (5:30 a.m. PT) today to discuss the Company’s third quarter 2020 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/sreg/10148945/daec6b0617.

A replay of the conference call may be accessed one to two hours after the call at www.intersectENT.com or via phone at 877-344-7529 or 412-317-0088 for international callers. The reference number to enter the replay of the call is 10148945. The dial-in replay will be available for a week after the call and via the internet for approximately one month.
About Intersect ENT
Intersect ENT is a company transforming care for patients with ear, nose and throat conditions. The Company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.
For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.
Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.
About Fiagon
Fiagon develops and manufactures state-of-the-art surgical navigation equipment with its proprietary tip-tracked technology. Over the past ten years Fiagon, along with world-renowned physicians, changed the standard of ENT navigation with its easy-to-use electromagnetic based technology. This unique technology is also currently used outside the U.S., mainly in Europe and Asia, in oral and maxillofacial surgery, neurosurgery and spine surgery.

Forward-Looking Statements
The statements in this press release regarding Intersect ENT’s expectations that continued increases in elective sinus procedures will drive sequential revenue growth for the remainder of 2020, that gross margin will steadily improve as and to the extent volume and production return to normal levels, and that it expects to improve its overall operating cash burn rate as a result of its cost reduction efforts and higher than anticipated revenues in 2020, as well as the statements under the caption “Outlook”, are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include: the duration and severity of the COVID-19 pandemic is unknown and could continue, and be more severe, than Intersect ENT currently expects; the unknown state of the U.S. economy following the pandemic; the level of demand for Intersect ENT’s products as the pandemic subsides; the ability of Intersect ENT to effectively and efficiently resume full commercial and manufacturing operations; the time it will take for the economy to recover from the pandemic; and the sufficiency of capital to run the Company through 2022. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, and others which are described in the Company’s latest Form 10-K and 10-Q filed with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.
CONTACT:
Intersect ENT, Inc.
Randy Meier, 650-641-2105
ir@intersectENT.com

Intersect ENT, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except percentages and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$22,720	$24,056	$52,326	$77,388
Cost of sales	7,845	4,876	21,612	14,567
Gross profit	14,875	19,180	30,714	62,821
Gross margin	65%	80%	59%	81%
Operating expenses:
Selling, general and administrative	21,702	26,429	67,399	81,247
Research and development	4,551	6,145	13,715	18,452
Total operating expenses	26,253	32,574	81,114	99,699
Loss from operations	(11,378)	(13,394)	(50,400)	(36,878)
Interest expense	(886)	—	(1,372)	—
Other income (expense), net	799	546	(350)	1,841
Net loss	$(11,465)	$(12,848)	$(52,122)	$(35,037)
Net loss per share, basic and diluted	$(0.35)	$(0.41)	$(1.60)	$(1.12)
Weighted average common shares used to compute net loss per share, basic and diluted	32,695	31,483	32,552	31,256

Intersect ENT, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash, cash equivalents and short-term investments	$130,706	$90,638
Accounts receivable, net	11,880	19,113
Inventories, net	11,158	17,000
Prepaid expenses and other current assets	2,921	2,300
Total current assets	156,665	129,051
Property and equipment, net	5,555	6,312
Operating lease right-of-use assets	10,357	11,980
Other non-current assets	560	559
Total assets	$173,137	$147,902
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,589	$4,056
Accrued compensation	10,839	12,717
Other current liabilities	4,349	2,163
Total current liabilities	19,777	18,936
Operating lease liabilities	8,985	10,886
Convertible notes, net	62,975	—
Other non-current liabilities	22	22
Total liabilities	91,759	29,844
Total stockholders’ equity	81,378	118,058
Total liabilities and stockholders’ equity	$173,137	$147,902

Intersect ENT, Inc.
Reconciliation of Condensed Consolidated GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Non-GAAP Net Loss
Net Loss, as reported (GAAP)	$(11,465)	$(12,848)	$(52,122)	$(35,037)
Loss (gain) on embedded derivatives	(1,001)	—	795	—
Transaction costs	1,461	—	1,866	—
Restructuring costs	—	—	242	—

Adjusted Net Loss (non-GAAP)	$(11,005)	$(12,848)	$(49,219)	$(35,037)

Basic and Diluted Net Loss per Share:
Net Loss per share, as reported (GAAP)	$(0.35)	$(0.41)	$(1.60)	$(1.12)
Adjusted Net Loss per share (non-GAAP)	$(0.34)	$(0.41)	$(1.51)	$(1.12)

Shares used to compute GAAP and Non-GAAP Basic and Diluted Net Loss per Share	32,695	31,483	32,552	31,256